As filed with the Securities and Exchange Commission on June 23, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLONIAL REALTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6798 (Primary standard industrial classification code number)	63-1098468 (I.R.S. employer identification no.)

2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
(205) 250-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas H. Lowder
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
(205) 250-8700

(Name, address, including zip code, and telephone number,
including area code of agent for service)

Copies to:
J. Warren Gorrell, Jr.
James E. Showen
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate offering	Amount of
Title of securities to be registered	registered (1)	per security	price (1)(2)	registration fee (2)
Debt Securities	$1,000,000,000	(1)	$1,000,000,000	$117,700

(1) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units). The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant. The amount to be registered, proposed maximum offering price per unit and proposed aggregate offering price for each series of debt securities is not specified pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933, as amended.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary prospectus dated June 23, 2005

PROSPECTUS

$1,000,000,000

COLONIAL REALTY LIMITED PARTNERSHIP

Debt Securities

     From time to time, we may offer in one or more series debt securities with an aggregate public offering price of up to $1,000,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Each time we sell these debt securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and may add to or update the information in this prospectus. The applicable prospectus supplement will set forth the specific terms of the debt securities will include, among other things,

▪	the specific title and aggregate principal amount,

▪	form (which may be registered or bearer, or certificated or global),

▪	maturity,

▪	rate (or manner of calculation thereof) and time of payment of interest,

▪	any terms for redemption at our option or repayment at the option of the holder,

▪	any initial public offering price, and

▪	information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the debt securities covered by the prospectus supplement.

     The applicable prospectus supplement also will contain information, where applicable, about US federal income tax considerations relating to the debt securities covered by the prospectus supplement.

     The debt securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see “Plan of Distribution” on page 23 of this prospectus.

     You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you decide to invest in the debt securities offered hereby. No debt securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of the debt securities.

     SEE “RISK FACTORS” IN OUR ANNUAL REPORT ON FORM 10-K FOR RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 23, 2005

PRELIMINARY NOTE

     You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or inconsistent information. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front cover of such documents. Our business, financial information, results of operations and prospects may have changed since those dates.

     If it is against the law in any state to make an offer to sell these securities (or to solicit an offer from someone to buy these securities), then this offer does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

     When we refer to the “Company,” “we,” “us,” or “our” in this prospectus, we mean Colonial Realty Limited Partnership and one or more of its affiliates or subsidiaries (including Colonial Properties Trust, Colonial Properties Services Limited Partnership and Colonial Properties Services, Inc.) or, as the context may require, Colonial Realty Limited Partnership only.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some statements in this prospectus and the documents incorporated by reference constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our, and our affiliates, or the industry’s actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such factors include, among others, the following:

•	national, regional and local economic and business conditions that will, among other things, affect:

•	demand for multifamily, office and retail properties,

•	the ability of the general economy to recover timely from the current economic downturn,

•	availability and creditworthiness of tenants,

•	the level of lease rents, and

•	the availability of financing for both tenants and us;

•	adverse changes in the real estate markets, including, among other things:

•	competition with other companies, and

•	risks of real estate acquisition and development (including the failure of pending developments to be completed on time and within budget);

•	actions, strategies and performance of affiliates that we may not control or companies in which we have made investments;

•	ability to obtain insurance at a reasonable cost;

•	ability of our general partner to maintain its status as a REIT for federal and state income tax purposes;

•	governmental actions and initiatives; and

•	environmental/safety requirements.

WHERE TO FIND ADDITIONAL INFORMATION

     This prospectus does not contain all of the information included in the registration statement on Form S-3 of which this prospectus is a part. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

     You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Colonial Realty Limited Partnership, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and are considered a part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about us.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005 (SEC file no. 001-12358)

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 9, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on January 25, 2005 (SEC file no. 033-65954)

•	Our Current Report on Form 8-K, filed with the SEC on January 31, 2005 (SEC file no. 033-65954)

•	Our Current Report on Form 8-K/A, filed with the SEC on February 15, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on February 17, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on March 18, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on March 21, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on March 25, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on April 7, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on May 3, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K, filed with the SEC on May 17, 2005 (SEC file no. 001-12358)

•	Our Current Report on Form 8-K/A, filed with the SEC on June 13, 2005 (SEC file no. 001-12358)

     You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

Colonial Realty Limited Partnership
c/o Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35203
Attention: Barbara Pooley
Telephone: 1-800-645-3917

RISK FACTORS

     See “Risk Factors” in our annual report on Form 10-K filed with the SEC on March 16, 2005 for risks relating to an investment in our securities.

THE COMPANY

     We have been engaged in the multifamily, office and retail property business for over 30 years. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of commercial real property. As of March 31, 2005, we owned and operated a portfolio of 147 properties consisting of multifamily, office and retail properties located in Alabama, Arizona, Florida, Georgia, Mississippi, Nevada, New Mexico, North Carolina, South Carolina, Tennessee, Texas and Virginia. These properties consisted of 70 multifamily apartment communities containing a total of approximately 22,213 apartment units (including 39 wholly-owed consolidated properties and 31 properties owned through unconsolidated joint-venture entities aggregating 13,594 and 8,619 units, respectively) 29 office properties containing a total of approximately 6.3 million square feet of office space (including 28 wholly-owed consolidated properties and one partially-owed property owned through an unconsolidated joint-venture entity aggregating 6.3 million and 30,000 square feet, respectively), 48 retail properties containing a total of approximately 15.5 million square feet of retail shopping space (including 45 wholly-owed consolidated properties and three properties owned through an unconsolidated joint-venture entity aggregating approximately 14.4 million and 1.1 million square feet, respectively) and parcels of land adjacent to or near some of these properties. On April 1, 2005, with the completion of the merger of Cornerstone Realty Income Trust, Inc. with and into a subsidiary of Colonial Properties, we acquired an additional 87 wholly owned multifamily properties containing approximately 22,986 units.

     As of March 31, 2005, Colonial Properties Trust, our sole general partner, which we generally refer to as “Colonial Properties” in this prospectus, held approximately 72.9% of our outstanding units. Colonial Properties is one of the largest owners, developers and operators of multifamily, office and retail properties in the Sunbelt region of the United States, based on equity market capitalization. As our sole general partner, Colonial Properties has the exclusive power to manage and conduct our business, subject to a few exceptions. Colonial Properties owns substantially all of its assets and conduct substantially all of its business through us.

     Our experienced staff of approximately 1,700 employees provides a full range of real estate services from our headquarters in Birmingham, Alabama and from 19 regional offices located in the Birmingham, Mobile and Huntsville, Alabama, Phoenix and Tucson, Arizona, Orlando, Pensacola and Tampa, Florida, Las Vegas, Nevada, Charleston, South Carolina, Charlotte and Raleigh, North Carolina, Atlanta, Augusta and Pooler, Georgia, Austin and Dallas, Texas, Richmond and Virginia Beach, Virginia metropolitan areas and from the locations of our properties.

     Our principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and our telephone number is (205) 250-8700.

RATIOS OF EARNINGS TO FIXED CHARGES

     Our ratios of earnings to fixed charges were 1.3x, 1.4x, 1.5x, 1.4x and 1.4x for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 respectively. Our ratio of earnings to fixed charges was 1.2 x for the three months ended March 31, 2005. The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before income or loss from equity investees, distributed income of equity investees, fixed charges and amortization of capitalized interest excluding interest costs capitalized. Fixed charges consist of interest expense (including interest costs capitalized) and amortization of debt issuance costs.

USE OF PROCEEDS

     Unless otherwise described in the supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, including, without limitation, the development and acquisition of additional properties as suitable opportunities arise, the repayment of other debt, capital expenditures, improvements to certain properties in our portfolio, working capital and other general purposes.

DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general provisions of the debt securities that may be offered by means of this prospectus. The particular terms of the debt securities being offered and the extent to which such general provisions described below apply will be described in a prospectus supplement relating to such debt securities.

     Any debt securities offered by means of this prospectus will be issued under an Indenture dated as of July 22, 1996, as supplemented by the First Supplemental Indenture, dated as of December 31, 1998, and as further amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. We refer to our Indenture as amended or supplemented as the “indenture.” The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available for inspection at the corporate trust office of the trustee or as described above under “Where to Find Additional Information” on page 3 of this prospectus. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities to be issued under the indenture are summaries of some, but not all, of the provisions of the indenture and debt securities and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and such debt securities. Unless otherwise specified, all section references appearing in this summary are to sections of the indenture. The debt securities offered by means of this prospectus will be offered for cash and will be, at the time of sale, “investment grade securities,” as rated by a nationally recognized statistical rating organization.

General

     The debt securities will be our direct, unsecured recourse obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Unless otherwise specified in the applicable prospectus supplement, Colonial Properties, our general partner, has no obligation for payment of principal or interest on the debt securities. Except as set forth in the indenture or in one or more supplemental indentures described in a prospectus supplement relating thereto, the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the board of trustees of Colonial Properties, as our general partner, or as established in, or in accordance with, the indenture or in one or more supplemental indentures. All debt securities of one series do not have to be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of such series (Section 301). The debt securities, while recourse to all of our assets, will not be recourse to Colonial Properties as our general partner.

     The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series (Section 608 of the indenture). In the event that two or more persons are acting as trustee with respect to different series of debt securities, such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee, and, except as otherwise indicated in this summary or in the indenture, any action described to be taken by each trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture (Section 609).

     The prospectus supplement relating to any series of debt securities being offered will contain information on the specific terms of those debt securities, including, without limitation:

•	the title of such debt securities;

•	the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

•	the percentage of the principal amount at which such debt securities will be issued and, if other than the entire principal amount, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

•	the date or dates, or the method for determining the date or dates, on which the principal of such debt securities will be payable;

•	the rate or rates (which may be fixed or variable) at which such debt securities will bear interest, if any, or the method by which such rate or rates shall be determined;

•	the date or dates, or the method for determining such date or dates, from which any interest will accrue, the dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which such interest payment dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of (and premium and Make-Whole Amount, if any) and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the indenture may be served;

•	the period or periods within which, the price or prices at which, and the other terms and conditions upon which, such debt securities may be redeemed, in whole or in part, at our option, if we are to have the option to redeem;

•	our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to our obligation to redeem, repay or repurchase such debt securities;

•	if other than U.S. dollars, the currency or currencies in which such debt securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

•	whether the amount of payments of principal of (and premium, if any) or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

•	any additions to, modifications of or deletions from the terms of such debt securities with respect to events of default or covenants set forth in the indenture;

•	whether such debt securities will be issued in certificated and/or book-entry form;

•	whether such debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple of $1,000 and, if in bearer form, the denominations thereof if other than $5,000 and the terms and conditions relating thereto;

•	the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the indenture;

•	whether and under what circumstances we will pay any additional amounts on such debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities in lieu of making such payment;

•	the terms and conditions, if any, upon which such debt securities may be subordinated to our other debt; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture (Section 301).

     The debt securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. We refer to such debt securities as “Original Issue Discount Securities.” Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

     Except as described below under “Certain Covenants—Limitations on Incurrence of Debt” beginning on page 10 of this prospectus, the indenture does not contain any provisions that would limit our ability to incur debt or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. Restrictions on ownership and transfers of Colonial Properties’ common shares of beneficial interest and preferred shares of beneficial interest are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of us that are described below beginning on page 10 of this prospectus, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     Unless otherwise described in the applicable prospectus supplement, the debt securities of any series offered by means of this prospectus will be issuable in denominations of $1,000 and integral multiples of $1,000 (Section 302).

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the register for the debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid:

•	to the person in whose name such debt security is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the trustee, and notice whereof shall be given to the holder of such debt security not less than ten days prior to such special record date; or

•	at any time in any other lawful manner, all as more completely described in the indenture (Section 307).

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such debt securities at the corporate trust office of the trustee referred to above. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the trustee. Every debt security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable prospectus supplement refers to any transfer agent (in addition to the trustee) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities offered by means of this prospectus (Section 1002).

     Neither we nor the trustee shall be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

•	register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

•	issue, register the transfer of or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305).

Merger, Consolidation or Sale

     We will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

•	either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes our obligation or the obligation of any of our Subsidiaries (as defined below) as a result thereof as having been incurred by us or our Subsidiary at the time of such transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering such conditions described above shall be delivered to the trustee (Sections 801 and 803).

     As used in this prospectus, “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by us or by one or more of our Subsidiaries. For the purposes of this definition, “voting stock” means stock having the voting power for the election of directors, general partners, managers or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Certain Covenants

     Limitations on Incurrence of Debt. Under the indenture, we will not, and we will not permit any Subsidiary to, incur any Debt (as defined below), other than intercompany Debt (including Debt owed to Colonial Properties Services, Inc. arising from routine cash management practices) that is subordinate in right of payment to the debt securities, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all our outstanding Debt and that of our Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of:

•	our Adjusted Total Assets (as defined below) as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

•	the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by us or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

•	the amount of any securities offering proceeds received by us or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section 1004(a)).

     In addition to the foregoing limitations on the incurrence of Debt, we will not, and we will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds thereof (Section 1004(b)).

     Further, we will not, and we will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any Subsidiary, whether owned at the date of the indenture or thereafter acquired, which we refer to as “Secured Debt,” if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of all our outstanding Secured Debt and the outstanding Secured Debt of our Subsidiaries on a consolidated basis is greater than 40% of the sum of:

•	our Adjusted Total Assets as of the end of the most recent fiscal quarter prior to the incurrence of such additional Debt;

•	the purchase price of any real estate assets or mortgages receivable (or interests therein) acquired by us or any Subsidiary since the end of such fiscal quarter, including those obtained in connection with the incurrence of such additional Debt; and

•	the amount of any securities offering proceeds received by us or any Subsidiary since the end of such fiscal quarter (to the extent that such proceeds were not used to acquire such real estate assets or mortgages receivable or used to reduce Debt) (Section 1004(c)).

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be “incurred” by us or a Subsidiary whenever we or the Subsidiary shall create, assume, guarantee or otherwise become liable in respect of the Debt.

     Maintenance of Unencumbered Total Asset Value. Under the indenture, we will at all times maintain an Unencumbered Total Asset Value (as defined below) in an amount not less than 150% of the aggregate principal amount of all of our outstanding unsecured Debt and the outstanding unsecured Debt of our Subsidiaries (Section 1004(d)).

     Existence. Except as described under “Merger, Consolidation or Sale” on page 10 of this prospectus, we will do or cause to be done all things necessary to preserve and keep in full force and effect on existence, rights (by partnership agreement and statute) and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation of the right or franchise is no longer desirable in the conduct of our business and that the loss of the right or franchise is not disadvantageous in any material respect to the holders of the debt securities (Section 1006).

     Maintenance of Properties. Under the indenture, we will cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements of the material properties, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of for value our properties in the ordinary course of business (Section 1007).

     Insurance. Under the indenture, we will, and we will cause each of our Subsidiaries to, keep all insurable properties insured against loss or damage at least equal to their then fully insurable value with insurers of recognized responsibility and having an A.M. Best policy holder’s rating of not less than A-:V (Section 1008).

     Payment of Taxes and Other Claims. Under the indenture, we will pay or discharge or cause to be paid or discharged, before they shall become delinquent:

•	all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or the income, profits or property of any Subsidiary; and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any Subsidiary,

provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve (Section 1009).

     Provision of Financial Information. Under the indenture, whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” we will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which we would have been required to file with the SEC pursuant to such Section 13 or 15(d) if we were subject to those provisions. We refer to these reports and other documents as the “Financial Information.” The Financial Information must be filed with the SEC on or prior to the respective dates by which we would have been required to file the Financial Information if we were subject to Section 13 or 15(d) of the Exchange Act. We refer to these dates as the “Required Filing Dates.” We also will in any event:

•	within 15 days of each Required Filing Date, (a) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to such holders, copies of the Financial Information and (b) file with the trustee copies of the Financial Information; and

•	if filing such documents by us with the SEC is not permitted under the Exchange Act, promptly supply copies of such documents to any prospective holder upon written request and payment of the reasonable cost of duplication and delivery (Section 1010).

     As used in this prospectus, the following terms have the following definitions.

     “Adjusted Total Assets” as of any date means the sum of:

•	$328,177,823 (which represents the amount determined by multiplying the price at which Colonial Properties’ common shares of beneficial interest were offered in its initial public offering, or the “IPO,” by the sum of (a) the common shares of beneficial interest of Colonial Properties issued in the IPO and (b) our partnership units not held by Colonial Properties that were issued in connection with the IPO);

•	$108,841,000 (which represents the principal amount of our outstanding Debt immediately following the IPO); and

•	the purchase price or cost of any real estate assets or mortgages receivable (or interests therein) acquired (including the value of any units issued in connection therewith) or developed after the IPO (including the cost of tenant improvements) and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), adjusted for the proceeds of any real estate assets disposed of by us (up to the purchase price or cost of such assets).

     This definition of “Adjusted Total Assets” values the assets owned by us at the time of the IPO at our market capitalization at that time, which we believe to be a more appropriate measure of the value of those assets than undepreciated book value, which reflects their pre-IPO cost before accumulated depreciation.

     “Annual Service Charge” as of any date means the amount of any interest expensed during the four consecutive fiscal quarters most recently ended prior to such date.

     “Consolidated Income Available for Debt Service” for any period means the Consolidated Net Income (as defined below) of us and our Subsidiaries plus amounts which have been deducted for:

•	interest on our Debt and Debt of our Subsidiaries;

•	provision for our taxes and the taxes of our Subsidiaries based on income;

•	amortization of debt discount;

•	provisions for gains and losses on properties;

•	depreciation and amortization;

•	the effect of any noncash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period; and

•	amortization of deferred charges.

     “Consolidated Net Income” for any period means the amount of net income (or loss) of us and our Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     “Debt” of us or any Subsidiary means any indebtedness of ours or of any Subsidiary, whether or not contingent, in respect of:

•	borrowed money evidenced by bonds, notes, debentures or similar instruments;

•	debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any Subsidiary; or

•	reimbursement obligations in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any balance that constitutes an accrued expense or trade payable;

but only to the extent that any of the items described above (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles. In addition, “Debt” also includes:

•	any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles;

•	to the extent not otherwise included, any obligation of ours or of any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than us or any Subsidiary).

     “Unencumbered Total Asset Value” as of any date means the sum of (a) the portion of Adjusted Total Assets allocable to our real estate assets and (b) the value of all our other assets and the other assets of our Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest. For purposes of this definition, the portion of Adjusted Total Assets allocable to each of the 36 properties owned by us at the time of the IPO shall be determined by reference to each such property’s contribution to our net operating income at the time of the IPO, and the portion allocable to each property acquired or developed after the IPO shall be equal to the purchase price or cost of such property.

Additional Covenants and/or Modifications to the Covenants Described Above

     Any additional covenants and/or modifications to the covenants described above with respect to any debt securities or series thereof offered by means of this prospectus will be described in the prospectus supplement relating to such debt securities.

Events of Default, Notice and Waiver

     The indenture provides that the following events are “events of default” with respect to any series of debt securities issued thereunder:

•	default for 30 days in the payment of any installment of interest on any debt security of such series;

•	default in the payment of principal of (or premium or Make-Whole Amount, if any, on) any debt security of such series at its maturity;

•	default in making any sinking fund payment as required for any debt security of such series;

•	default in the performance or breach of any other covenant or warranty of ours contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than such series), continued for 60 days after written notice as provided in the indenture;

•	default in the payment of an aggregate principal amount exceeding $10,000,000 of any of our debt or any mortgage, indenture or other instrument under which such debt is issued or by which such debt is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such debt, but only if such debt is not discharged or such acceleration is not rescinded or annulled within 10 days after notice to us as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary (as defined below) or the property of either; and

•	any other event of default provided with respect to a particular series of debt securities (Section 501).

     As used in this prospectus, “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” within the meaning of Regulation S-X promulgated under the Securities Act of 1933, as amended.

     If an event of default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities (as defined above under the heading “Description of Debt Securities – General”) or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be) may rescind and annul such declaration and its consequences if:

•	we shall have deposited with the trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of such series (or of all debt securities then outstanding under the indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to debt securities of such series (or of all debt securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502).

     The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any debt security of such series; or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

     The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the indenture unless such default shall have been cured or waived; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any debt security of such series or in the payment of any sinking fund installment in respect of any debt security of such series) if specified responsible officers of the trustee consider such withholding of notice to be in the interest of those holders (Section 601).

     The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the cases of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such debt securities at the respective due dates thereof (Section 508).

     Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless such holders shall have offered to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon such trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers of Colonial Properties, stating whether or not such officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

Modification of the Indentures

     Modifications and amendments of the indenture may be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

•	change the place of payment or the coin or currency for payment of principal or premium, if any, or interest on any such debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

•	reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the indenture; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such debt security (Section 902).

     The holders of not less than a majority in principal amount of outstanding debt securities of each series affected thereby have the right to waive compliance by us with certain covenants in the indenture (Section 1013).

     Modifications and amendments of the indenture may be permitted to be made by us and the trustee without the consent of any holder of debt securities for any of the following purposes:

•	to evidence the succession of another person as obligor under the indenture;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to change or eliminate any provisions of the indenture, provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of holders of debt securities of any series issued under the indenture in any material respect; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

     The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities:

•	the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof;

•	the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such debt security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such debt security of the amount determined as provided in the preceding clause);

•	the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the indenture; and

•	debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of such other obligor shall be disregarded (Section 101).

     The indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting will be permitted to be called at any time by the trustee, and also, upon request, by us or by the holders of at least 10% in principal amount of the outstanding debt securities of such series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, the indenture provides that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or the holders of such series and one or more additional series:

•	there shall be no minimum quorum requirement for such meeting; and

•	the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

Discharge, Defeasance and Covenant Defeasance

     We may be permitted under the indenture to discharge certain obligations to holders of any series of debt securities issued thereunder that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The indenture provides that, if the provisions of Article Fourteen of the indenture are made applicable to the debt securities of or within any series pursuant to Section 301 of the indenture, we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such debt securities, and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust), which we refer to as a “defeasance” (Section 1402); or

•	to be released from its obligations with respect to such debt securities under certain specified sections of Article Ten of the indenture as specified in the applicable prospectus supplement, such that any omission to comply with such obligations shall not constitute an event of default with respect to such debt securities, which we refer to as a “covenant defeasance” (Section 1403), in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1404).

     As used in this prospectus, “Government Obligations” means securities which are:

•	direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

•	obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

     Unless otherwise provided in the applicable prospectus supplement, if, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

•	the holder of a debt security of such series is entitled to, and does, elect pursuant to the indenture or the terms of such debt security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such debt security; or

•	a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such debt security into the currency, currency unit or composite currency in which such debt security becomes payable as a result of such election or Conversion Event or such cessation of usage based on the applicable market exchange rate (Section 1405).

     As used in this prospectus, “Conversion Event” means the cessation of use of:

•	a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities;

•	any currency unit or composite currency other than the ECU for the purposes for which it was established.

     Unless otherwise provided in the applicable prospectus supplement, all payments of principal of (and premium, if any) and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars (Section 101).

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than the event of default described in the fourth clause under “Events of Default, Notice and Waiver,” on page 15 of this prospectus, with respect to certain specified sections of Article Ten of the indenture (which sections would no longer be applicable to such debt securities as a result of such covenant defeasance) or described in the seventh clause under “Events of Default, Notice and Waiver,” on page 15 of this prospectus, with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Redemption of Securities

     The indenture provides that the debt securities may be redeemed at any time at our option, in whole or in part, at the redemption price specified in the indenture, except as may otherwise be provided in connection with any debt securities or series thereof.

     From and after notice has been given as provided in the indenture, if funds for the redemption of any debt securities called for redemption shall have been made available on such redemption date, such debt securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price (Section 1106).

     Notice of any optional redemption of any debt securities will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the debt securities held by such holder to be redeemed (Section 1104).

     If we elect to redeem debt securities, we will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date (Section 1102). If less than all the debt securities are to be redeemed, the trustee shall select the debt securities to be redeemed in such manner as it shall deem fair and appropriate.

No Conversion Rights

     The debt securities will not be convertible into or exchangeable for any shares of Colonial Properties or equity interest in us.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to such series.

Trustee

     Deutsche Bank Trust Company (formerly Bankers Trust Company) is the trustee under the Indenture and the First Supplemental Indenture.

PLAN OF DISTRIBUTION

     We may sell the debt securities offered by means of this prospectus to or through underwriters for public offering and sale by them, and also may sell the debt securities offered by means of this prospectus to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

     Underwriters may offer and sell the debt securities offered by means of this prospectus at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the debt securities for whom they may act as agent. Underwriters may sell the debt securities offered by means of this prospectus to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the debt securities offered by means of this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities to which the prospectus supplement relates from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. The obligations of the purchasers pursuant to a delayed delivery contract will not be subject to any conditions except that:

•	the purchase by an institution of the debt securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the debt securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the debt securities less the principal amount thereof covered by delayed delivery contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our affiliates and subsidiaries in the ordinary course of business.

EXPERTS

     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Current Report on Form 8-K filed on May 17, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Cornerstone Realty Income Trust, Inc. appearing in Colonial Realty Limited Partnership’s Current Report on Form 8-K/A dated June 13, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     The legality of the debt securities offered by means of this prospectus will be passed upon for us by Hogan & Hartson L.L.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following are the estimated expenses to be incurred in connection with the issuance and distribution of the debt securities being registered.

SEC registration fee	$117,700
Fees of rating agencies	150,000
Printing and duplicating expenses	175,000
Legal fees and expenses	200,000
Accounting fees and expenses	125,000
Blue sky fees and expenses	50,000
Fees of trustee (including counsel fees)	15,000
Miscellaneous	100,000

Total	$932,700

Item 15. Indemnification of Trustees and Officers.

     Under the Alabama Real Estate Investment Trust Act of 1995 (the “Alabama REIT Law”), a real estate investment trust formed in Alabama is permitted to expand or limit, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. Colonial Properties’ Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT Law.

     The Alabama REIT Law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by certain sections of the Alabama Business Corporation Act for directors and officers of Alabama corporations. In accordance with the Alabama Business Corporation Act, Colonial Properties’ Bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial Properties’ express request, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer, served or is serving as a trustee, officer, director, shareholder or partner of another entity at Colonial Properties’ express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with Colonial Properties, that the conduct was in Colonial Properties’ best interest, and (B) in all other cases, that the conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of Colonial Properties, he was adjudged liable to Colonial Properties, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status.

     In addition, Colonial Properties’ Bylaws require Colonial Properties to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; provided, that in the case of a trustee or officer, (i) Colonial Properties has received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by Colonial Properties as authorized by the Bylaws, (ii) Colonial Properties has received a written undertaking by or on his behalf to repay the amount paid or reimbursed by Colonial Properties if it shall ultimately be determined that the applicable standard of conduct was not met and (iii) a determination is made, in accordance with Section 8.55 of the Alabama Business Corporation Act, that the facts then known to those making the determination would not preclude indemnification under the provisions of the Bylaws. Colonial Properties may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of Colonial Properties and to any employee or agent of Colonial Properties or a predecessor of Colonial Properties.

     The Company’s Partnership Agreement provides that reasonable expenses incurred by an indemnitee who is a party to a proceeding, may be paid or reimbursed in advance of the final disposition of a proceeding; provided that the Company receives (a) a written affirmation by the indemnitee of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met, and (b) a written undertaking by or on behalf of indemnitee to repay the amount if it is later determined that the standard of conduct has not been met.

     The Partnership Agreement also provides that the Company may, but is not required to, purchase and maintain insurance on behalf of indemnitees against any liability in connection with the Company’s activities.

     Under the Partnership Agreement, an “indemnitee” includes (a) any person made a party to a proceeding by reason of his status as (i) the general partner of the Company (i.e., Colonial Properties), or (ii) a director or officer of the Company or Colonial Properties, and (b) any other person (including affiliates of Colonial Properties or the Company) as Colonial Properties may designate from time to time in its sole and absolute discretion.

     Under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Limited Partnership law”), a limited partnership may indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. In accordance with the Delaware Limited Partnership law, the Company’s Partnership Agreement provides for the indemnification of indemnitees from and against all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative that relate to the operations of the Company in which the indemnitee may be involved, or who is threatened to be involved, as a party or otherwise, unless (i) the act or omission was material to the matter and committed in bad faith or a result of active and deliberate dishonesty, (ii) the indemnitee received improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the indemnitee had reason to believe the act or omission was unlawful. The Partnership Agreement provides that the indemnification extends to any liability for any indebtedness of the Company or any subsidiary of the Company, with certain exceptions.

     Colonial Properties has entered into indemnification agreements with each of its trustees and certain of its executive officers. Under these agreements, Colonial Properties has agreed to indemnify its trustees and certain of its executive officers to the maximum extent permitted by the Alabama Business Corporation Act. Colonial Properties also is obligated to pay expenses incurred by an indemnified trustee or director in establishing a right to indemnification under the respective indemnification agreement. Although the indemnification agreements offer substantially the same scope of coverage afforded by Colonial Properties’ Declaration of Trust and Bylaws, the agreements provide greater assurance to trustees and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally by the Board of Trustees or by the shareholders to alter, limit or eliminate the rights they provide to the trustees and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees and officers of Colonial Properties, Colonial Properties has been advised that, although the validity and scope of such indemnification has not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 16. Exhibits.

Exhibit
Number	Exhibit
1.1(a)	Form of Debt Securities Underwriting Agreement

3.1(b)	Third Amended and Restated Agreement of Limited Partnership of the Company, as amended

3.2(c)	Fifth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.3(c)	Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.4(c)	Seventh Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.5(d)	Eighth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.4(e)	Ninth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

4.1(f)	Indenture between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)

4.2(g)	First Supplemental Indenture between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)

5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the debt securities being registered

12.1*	Calculation of Ratio of Earnings to Fixed Charges

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

24.1(h)	Power of Attorney

25.1*	Statement of Eligibility of Trustee on Form T-1

(a)	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.

(b)	Incorporated by reference to Exhibit 10.1 in the Company’s annual report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.

(c)	Incorporated by reference to Exhibits 10.2, 10.3 and 10.4 in Colonial Properties’ annual report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

(d)	Incorporated by reference to Exhibits 10.4.1 in Colonial Properties’ annual report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005.

(e)	Incorporated by reference to Exhibit 10.2 to Colonial Properties’ current report on Form 8-K, filed on April 7, 2005.

(f)	Incorporated by reference to Exhibit 4.1 in the Company’s annual report on Form 10-K/A for the year ended December 31, 2002, filed on October 10, 2003.

(g)	Incorporated by reference to Exhibit 10.13.1 to the Company’s annual report on Form 10-K for the year ended December 31, 1998, filed on March 30, 1999.

(h)	Filed as a part of the signature page of this registration statement.

*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on June 23, 2005.

COLONIAL REALTY LIMITED PARTNERSHIP

By: Colonial Properties Trust, its general partner

/s/ Thomas H. Lowder

Thomas H. Lowder President, Chief Executive Officer
and Chairman of the Board

POWER OF ATTORNEY

     We, the undersigned trustees and officers of Colonial Properties Trust, the general partner of the registrant, do hereby constitute and appoint Thomas H. Lowder our true and lawful attorney-in-fact and agent, to do any and all acts and things in our names and on our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of June 23, 2005:

Signature	Title

/s/ Thomas H. Lowder Thomas H. Lowder	President, Chief Executive Officer and Chairman of the Board

/s/ Weston M. Andress Weston M. Andress	Chief Financial and Investment Officer (Principal Financial Officer)

/s/ John E. Tomlinson John E. Tomlinson	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ James K. Lowder	Trustee

James K. Lowder

/s/ Carl F. Bailey	Trustee

Carl F. Bailey

/s/ M. Miller Gorrie	Trustee

M. Miller Gorrie

/s/ Donald T. Senterfitt	Trustee

Donald T. Senterfitt

/s/ Claude B. Nielsen	Trustee

Claude B. Nielsen

/s/ Harold W. Ripps	Trustee

Harold W. Ripps

/s/ Herbert A. Meisler	Trustee

Herbert A. Meisler

/s/ William M. Johnson	Trustee

William M. Johnson

/s/ John W. Spiegel	Trustee

John W. Spiegel

/s/ Glade M. Knight	Trustee

Glade M. Knight

EXHIBIT INDEX

Exhibit
Number	Exhibit
1.1(a)	Form of Debt Securities Underwriting Agreement

3.1(b)	Third Amended and Restated Agreement of Limited Partnership of the Company, as amended

3.2(c)	Fifth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.3(c)	Sixth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.4(c)	Seventh Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.5(d)	Eighth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

3.4(e)	Ninth Amendment to Third Amended and Restated Agreement of Limited Partnership of the Company

4.1(f)	Indenture between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)

4.2(g)	First Supplemental Indenture between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)

5.1*	Opinion of Hogan & Hartson L.L.P. regarding the legality of the debt securities being registered

12.1*	Calculation of Ratio of Earnings to Fixed Charges

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)

24.1(h)	Power of Attorney

25.1*	Statement of Eligibility of Trustee on Form T-1

(a)	To be filed by amendment or incorporated by reference in connection with the offering of specific securities.

(b)	Incorporated by reference to Exhibit 10.1 in the Company’s annual report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.

(c)	Incorporated by reference to Exhibits 10.2, 10.3 and 10.4 in Colonial Properties’ annual report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004.

(d)	Incorporated by reference to Exhibits 10.4.1 in Colonial Properties’ annual report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005.

(e)	Incorporated by reference to Exhibit 10.2 to Colonial Properties’ current report on Form 8-K, filed on April 7, 2005.

(f)	Incorporated by reference to Exhibit 4.1 in the Company’s annual report on Form 10-K/A for the year ended December 31, 2002, filed on October 10, 2003.

(g)	Incorporated by reference to Exhibit 10.13.1 to the Company’s annual report on Form 10-K for the year ended December 31, 1998, filed on March 30, 1999.

(h)	Filed as a part of the signature page of this registration statement.

*	Filed herewith.